Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT

HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND,

WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE

OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NUANCE COMMUNICATIONS, INC.

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

This Original Equipment Manufacturer Agreement (this “Agreement”) is entered into as of this 25th day of April, 2002 (the “Effective Date”) between Nuance Communications, Inc., a Delaware corporation having a place of business at 1005 Hamilton Court, Menlo park, CA, 94025 (“Nuance”), and Vocera Communications, a Delaware corporation, having a place of business at 20230 Stevens Creek Blvd., Suite C, Cupertino, CA, U.S.A. 95014 (“OEM”) (each of Nuance and OEM, a “Party”; together; the “Parties”).

WHEREAS, Nuance develops, markets and supports a voice user interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone; and

WHEREAS, OEM wishes to sell certain of Nuance’s software products under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. As used herein:

(a) “Accepted Order” means a Purchase Order accepted by Nuance in accordance herewith.

(b) “Authorized Application” shall mean solely the Application defined in Exhibit A or extensions outlined therein.

(c) “Authorized Ports” shall mean, with respect to an End User, the number of Ports licensed or distributed by OEM to such End User in accordance with this Agreement, and for which OEM has paid to Nuance applicable Fees.

(d) “Authorized Sublicense” shall mean a third-party sub-distributor, value-added reseller or Subsidiary of OEM which has entered into a written agreement with OEM having terms and conditions at least as protective of and beneficial to Nuance as those contained in this Agreement.

(e) “Basic Technical Support” shall mean Nuance’s provision of Technical Support with respect to a particular End User during the hours of 8:30 a.m. and 5:30 p.m., Pacific Time.

(f) “Call” shall mean a telephone call, voice-over-IP connection or other like connection between an individual and an Integrated System.

(g) “Confidential Information” shall have the meaning set forth in Section 11.1.

(h) “Connected” shall mean, for any particular Call:

(i) With respect to recognition software, that: (1) the Software (x) is preparing to recognize or verify speech either by registering or recording identifying information or by gathering data from such Call to enable the Software to recognize or verify speech, (y) is recognizing or verifying speech from such Call, or (z) has recognized or verified speech from such Call; and (2) such Call has not been Disconnected; and

(ii) With respect to Nuance Verifier, that Nuance Verifier is in actual use and such Call has not been Disconnected.

(i) “Disconnected” with respect to a particular Call, shall mean that no further recognition or verification will be performed by the Software with regard to speech from such Call, unless a call button or other method that does not use any functionality of the Software is used to re-Connect the Call.

(j) “Documentation” shall mean the documents set forth in Exhibit E, as such documents are provided to OEM by Nuance.

(k) “End User” shall mean an entity that licenses an Integrated System pursuant to an End User License Agreement.

(l) “End User License Agreement” shall mean a fully-executed, written license agreement, in a commercially reasonable form (including by way of a “shrink wrap” or electronic “click-on” license that is binding on the End User), containing terms at least as protective of and beneficial to Nuance as the Minimum Terms.

(m) “Error” shall mean each instance in which the Software materially fails to conform to the description of the Software in the Documentation.

(n) “Fees” shall mean any and all amounts payable to Nuance hereunder, including Software License Fees, Professional Services Fees, Technical Support Services Fees, miscellaneous fees as may be mutually agreed upon by the Parties, and some or all of the foregoing.

(o) “Foreign Jurisdiction” shall mean all jurisdictions other than the federal and state governments of the United States of America.

(p) “In-Service Data” shall mean the audio input to the Software during the course of End User telephone calls to an Integrated System, whether in pilot, trial or production use.

(q) “Integrated System” shall mean OEM’s commercially available product or product manufactured under license from OEM and resold by a third party, which may be hardware, software of a combination thereof, (1) into which the Software has been integrated in accordance with the license granted to OEM hereunder, (2) having substantial value in excess of that attributable to the Software, (3) that uses the Software solely to perform the Authorized Application, and (4) that contains at least one (1) Minimum Server Pack (as defined in Exhibit B).

(r) “Key” shall mean a numeric or alpha-numeric code that is necessary to gain access to and operate the Software in accordance with the licenses granted hereunder.

(s) “Minimum Terms” shall mean the terms and conditions for a license agreement set forth in Exhibit C.

(t) “Ports” shall mean the maximum number of Calls that may be simultaneously Connected to the Software pursuant to licenses granted by Nuance hereunder.

(u) “Price List” shall mean the price list attached as Exhibit B.

(v) “Pricing System” shall mean the per-Port pricing structure as further described in Exhibit A.

(w) “Professional Services” shall mean services to be provided by Nuance to OEM, as described in a Statement or Work.

(x) “Purchase Order” shall have the meaning set forth in Section 4.1.

(y) “Software” shall mean (1) the Nuance software products listed in the Price List, in object code form only; and (2) any updates or upgrades thereto provided to OEM by Nuance in accordance with the terms of this Agreement.

(z) “Software License Fees” shall mean the Fees payable by OEM to Nuance for a license to the Software.

(aa) “Statement of Work” shall mean a document executed by both Parties describing Professional Services to be provided to OEM by Nuance hereunder.

(bb) “Subsidiary” shall mean any entity that is controlled by a Party. A Party shall be considered in control of an entity if such Party owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of such entity, or if such Party directly or indirectly possesses the power to direct or cause the direction of the management and policies of such entity by any means.

(cc) “Technical Support” shall have the meaning set forth in Section 9.1.

(dd) “Term” shall have the meaning set forth in Section 15.1.

(ee) “Technical Support Services Fees” shall mean the annual fee for Technical Support payable by OEM to Nuance, as set forth in Exhibit A.

(ff) “Tools” shall mean Nuance’s software development tools that Nuance may make available from time to time to members of the Nuance Developer’s Network without charge.

(gg) “Update(s)” shall mean a release of Software for the purpose of error correction, which is indicated by an increase in the number after the second decimal point, i.e., 6.2.1 to 6.2.2.

ARTICLE 2

SOFTWARE LICENSE

Section 2.1. License Grant. Subject to all terms and conditions hereof, Nuance hereby grants to OEM a worldwide, non-exclusive, non-transferable, nonsublicensable (except as set forth in Section 2.1(c) hereunder) license during the Term under all of Nuance’s intellectual property rights in the Software:

(a)	to internally use and copy Software delivered to OEM under this Agreement for the purpose of creating and maintaining the Integrated Systems;

(b)	to reproduce the Integrated System in copies; and

(c)	with respect to each End User.

(i)	to distribute, directly or indirectly through Authorized Sublicensees, one or more of such copies of the Integrated System to such End User; and

(ii)

to permit each such End User to copy and use, pursuant to an End User Licenses Agreement, the applicable Software as incorporated into the Integrated System solely to recognize or verify speech (1) using the Authorized Application; and (2) from Calls Connected to the Software through not more than the Authorized Ports licensed for such End User.

Section 2.2. Tools License. Subject to all the terms and conditions of this Agreement, Nuance hereby grants to OEM a nonexclusive, nontransferable, nonsublicensable license during the Term, under Nuance’s intellectual property rights in the Tools, to have its personnel or subcontractors use and copy the same for the development of software to be used only in connection with the Integrated System.

Section 2.3. Documentation License. Subject to all the terms and conditions of this Agreement, Nuance hereby grants to OEM a nonexclusive, nontransferable, nonsublicensable license during the Term, under Nuance’s intellectual property rights in the Documentation, to make a reasonable number of copies of the same solely for use in connection with the Integrated System and the Tools.

Section 2.4. Restrictions.

(a) No Implied Licenses. The Parties acknowledge and agree that, (1) as between the Parties, except for the license grants expressly set forth herein, Nuance exclusively owns all right, title and interest in and to the Software, the Documentation and the Tools, including all intellectual property rights therein and thereto; and (2) OEM acquires no rights or licenses therein or thereto except those expressly granted herein.

(b) No Reverse Engineering. OEM hereby acknowledges that the Software contains valuable trade secret and confidential information of Nuance. OEM shall not, and shall not assist or facilitate others to, (1) modify the Software or (2) reverse-compile, reverse-engineer, reverse-assemble, or otherwise attempt, directly or indirectly, to obtain or create source code for the Software for any reason.

(c) Required Proprietary Notices. OEM shall ensure that each copy of the Software contains the same proprietary notices that appear on or in the Software as provided by Nuance to OEM and as otherwise reasonably required by Nuance.

(d) Unauthorized Distribution or Copying. OEM agrees that using, distributing, copying, duplicating or otherwise reproducing all or any part of the Software: (a) other than in conjunction with the Integrated System, (b) in excess of the Authorized Ports, or (c) otherwise than in strict accordance with this Agreement, will be considered a material breach of this Agreement.

(e) Authorized Ports/Minimum Server Pack. OEM shall not (a) cause or permit the number of simultaneously Connected Calls to exceed the number of Authorized Ports; and (b) share the number of Authorized Ports among a greater number of Connected Calls on an utterance-by-utterance basis, or otherwise. OEM shall ensure that each End User has licensed at least one (1) Minimum Server Pack for each location as further set forth in Exhibit B. OEM’s Integrated System shall incorporate technology limiting the number of users who can use a particular Integrated System, consistent with restrictions on number of users set forth in Exhibit B.

(f) Administrative Convenience. OEM acknowledges and agrees that Nuance may, as a matter of administrative convenience, deliver to OEM software (“Unlicensed Software”) other than software licensed to OEM, including, e.g., in cases where a particular CD-ROM contains both software licensed to OEM and software not licensed to OEM. OEM has no license to, and shall not, access or use of permit any third party to access or use Unlicensed Software.

(g) Updates. Notwithstanding any other provision of this Agreement, OEM shall have no right to and shall not, sublicense, provide or distribute any Software Update to any End User or Authorized Sublicensee if OEM bee not paid all applicable Technical Support fees due to Nuance.

(h) Limit. Notwithstanding any other term of this Agreement, (a) all of OEM’s rights in and to any of the Software licensed under the Initial Order Form (as defined in Section 4.1(d)), including the right to sublicense such Software, that has not been deployed by June 1, 2003 shall terminate, and (b) all of OEM’s rights in and to any of the Software otherwise licensed hereunder, including the right to sublicense such Software, that has not been deployed within twelve (12) months after the date ordered shall terminate. Any Software License Fees and Technical Support Services Fees paid pursuant to the Initial Purchase Order or any other Purchase Otter are nonrefundable for any reason. In the event OEM is unable for any reason to sublicense the Software licensed hereunder, pursuant to the Initial Purchase Order or otherwise, OEM shall not be entitled to any credit of any kind, whether for Software, Software License Fees or Technical Support Services Fees.

ARTICLE 3

DELIVERY AND ACCEPTANCE

Section 3.1. Software Delivery. Promptly following the Effective Date, Nuance shall deliver to OEM a copy of the Software.

Section 3.2. Keys and Access. Nuance shall provide to OEM the Keys necessary to permit OEM to gain access to and operate the Software that has been ordered by OEM. All such Keys shall be the Confidential Information of Nuance.

Section 3.3. Acceptance of Software. All Software will be deemed accepted by OEM upon shipment thereof to OEM, delivery of applicable Keys to OEM, or delivery of such Software by OEM to a third party, whichever occurs first.

Section 3.4. Sort Date for Technical Support Service. OEM’s right to receive Technical Support shall be deemed to begin upon shipment of the applicable Software to OEM, transmittal of applicable Keys to OEM, or shipment of applicable Software from OEM to a third party, whichever occurs first.

ARTICLE 4

PURCHASE ORDERS

Section 4.1. Issuance of Purchase Orders.

(a) During the Terms, OEM may issue to Nuance written purchase orders (“Purchase Orders”) describing the Software licenses, Technical Support or Professional Services that OEM wishes to obtain from Nuance.

(b) OEM shall ensure that all Purchase Orders submitted hereunder include the dollar amount of Nuance Software to be licensed by OEM.

(c) OEM shall ensure that all Purchase Orders submitted hereunder are submitted using Nuance’s standard form of purchase order, or a form of purchase order substantially similar thereto. Subject to all the terms and conditions of this Section 4.1, OEM may, for purposes of administrative convenience, use OEM’s standard form of purchase order. Nuance hereby rejects any terms or conditions (“Form Terms”) appearing on any such purchase order that are in addition to, or different from, the terms and conditions of this Agreement, and the Parties agree that all Form Terms shall be void and of no force or effect. OEM agrees that each order it places for Software licenses shall be for at least $60,000.00 in licenses,

(d) Initial Order. On the Effective Date, OEM shall issue to Nuance an order form for at least $60,000.00 of Software at the prices set forth in the Price List. OEM shall set forth the specific Software licensed in Monthly Reports as set forth in Section 4.4. Notwithstanding Section 5.2, OEM shall pay to Nuance $60,000.00 within Thirty (30) days of the Effective Date. OEM shall not use or distribute Ports of Software in excess of the number of Ports credited to OEM based on payments received by Nuance from OEM hereunder. Should the amounts due for Ports of Software used or distributed by OEM at any time exceed the amounts of the payments received by Nuance from OEM under this Agreement, OEM shall immediately pay all excess amounts owed to Nuance

Section 4.2. Acceptance or Rejection of Purchase Orders. Nuance shall use commercially reasonable efforts to accept or reject each Purchase Order submitted hereunder within ten (10) days from the date of receipt thereof by Nuance’s order administration group. If Nuance does not accept or reject a particular Purchase Order within such ten (10)-day period, Nuance shall be deemed to have rejected such Purchase Order. In the event Nuance accepts a Purchase Order, Nuance shall use commercially reasonable efforts to deliver to OEM, as applicable, a copy of the software or Appropriate Keys within five (5) business days. The Parties agree that neither Party shall have any obligation with respect to any rejected Purchase Order.

Section 4.3. Provisioning of Keys. Within a reasonable time following the Effective Date, Nuance will provide OEM with a mechanism to enable OEM to provision license Keys. Such mechanism shall be used by OEM solely to generate license Keys for Software licensed by OEM hereunder, and solely in conjunction with licensed used of the Software as permitted hereunder. Such mechanism will be determined by Nuance in its sole discretion and may be a master Key, a Key generation tool or some other mechanism serving a similar function.

Section 4.4. Monthly Reports. During the Term of this Agreement, within twenty (20) days following the end of each month, OEM shall deliver to Nuance an accurate written report (each, a “Monthly Report”) that includes the following information: (a) the number of Ports of Software, Minimum Server Packs and Enhanced Server Packs that were licensed or distributed by OEM during such month; (b) the name and address of the End User or Authorized Sublicensee, as applicable, to whom, an Integrated System or Software was shipped and the number of users who will be permitted to use the Integrated System at the End User location; (c) the number of Authorized Ports of Software, Minimum Server Packs, Enhanced Server Packs and the enabled Authorized Application on each Integrated System shipped; (d) Software Ports upgraded for use with Database Access and/or Authentication functionality (as such terms are defined in Exhibit A); and (e) the number of Minimum Server Packs upgraded to Enhanced Server Packs.

ARTICLE 5

INVOICES AND PAYMENTS

Section 5.1. Prices.

(a) Software Prices. The Software is hereunder licensed, not sold, and fees therefor are hereunder charged in accordance with the Pricing System set forth in Exhibit A and the Price List.

(b) Technical Support Prices. The prices for Technical Support are set forth in Exhibit A.

(c) Price Changes. Following the second anniversary of the Effective Date, Nuance shall have sole discretion and authority to change the pricing for Software and Technical Support Services by providing OEM with thirty (30) days’ advance notice; provided, however, that Nuance shall provide to OEM ninety (90) days’ advance notice prior to a change in the price of Technical Support Fees.

(d) Taxes. All amounts payable by OEM to Nuance under this Agreement are exclusive of any tax, levy or similar governmental change that may be assessed by any jurisdiction, whether based on the delivery, possession or use of the Software, the provision of services, the execution or performance of this Agreement or otherwise, and including without limitation all sales, use, excise, import or export, value-added, governmental permit fees, license fees, and customs; provided, however, that OEM shall have no liability for income or franchise taxes assessed to Nuance by the United States or any state thereof. If, as a result of any such tax or levy, OEM is required to withhold any amount on any payment to Nuance, then the amount of the payment will be automatically increased to totally offset such tax, so that the amount actually remitted to Nuance, net of all taxes, equals the amount invoiced or otherwise due. OEM will promptly furnish Nuance with the official receipt of payment of these taxes to the appropriate taxing authority. OEM will pay all other taxes, levies or similar government charges or provide Nuance with a certificate of exemption acceptable to the taxing authority.

(e) Credit Terms. OEM agrees that any extension of credit by Nuance to the OEM shall be subject to credit approval by Nuance, OEM agrees to complete Nuance’s standard credit application and to comply with the terms and condition thereof. Extension to OEM of Nuance’s standard credit terms (net thirty (30) days of invoice) is contingent upon OEM’s meeting, on an ongoing basis, the credit criteria established by Nuance. If at any time Nuance determines OEM to be a credit risk, Nuance reserves the right to (a) establish credit limits with respect to OEM’s account; and/or (b) refuse to extend credit to OEM. Nuance reserves the right to place any overdue account or any account over the established credit limit on credit hold. Should it be necessary to assign any OEM account balance to a collection agency or to an attorney for legal action all related collection charges and/or legal fees shall be paid by OEM.

Section 5.2. Invoices. Nuance may issue payment invoices from time to time for Fees and any other amounts due hereunder. OEM pay to Nuance all amounts set forth on each such invoice within thirty (30) days of the date of such invoice. All invoiced amounts shall be expressed in U.S. Dollars. OEM shall make all payments hereunder in U.S. Dollars.

Section 5.3. Payment for Technical Support. Payment for Technical Support shall be made annually, in advance, and due concurrently with payment of the applicable Software License Fees. Notwithstanding any other provision of this Agreement, Nuance shall have no obligation to provide any Technical Support to the extent that applicable payments therefor are due and not paid.

Section 5.4. Effect of Late Payment. Upon Nuance’s request, OEM shall pay to Nuance interest on all amounts not paid when due at a rate of one and one-half percent (1.5%) per month or partial month, compounded, during which any sums were owed and unpaid, or the highest rate allowed by law, whichever is less.

Section 5.5. Effect of Non-Payment. Any failure of OEM to make any payment in the manner described in this Agreement may, at Nuance’s reasonable discretion, be deemed a material breach of this Agreement by OEM for purposes of Section 15.

ARTICLE 6

COMPLIANCE AUDITS

Section 6.1. Audit.

(a) OEM shall maintain complete and accurate written records sufficient to indicate whether or not OEM is complying with the terms of this Agreement. Nuance shall have the right to have conducted an inspection and audit of all the relevant records of OEM by a third party auditor, and to obtain true and correct photocopies thereof, during regular business hours at OEM’s offices and in such a manner as not to interfere unreasonably with OEM’s normal business activities. In no event shall such audits be conducted hereunder more frequently than every six (6) months. If any such audit should disclose any underpayment of Fees, OEM shall promptly pay Nuance such underpaid amount, together with interest thereon as set forth herein. If the amount of any such underpayment exceeds five percent (5%) of amounts otherwise paid in any particular period, then OEM shall promptly reimburse Nuance for Nuance’s reasonable and actual expenses associated with such audit.

(b) Upon Nuances request, OEM shall provide Nuance with all information and assistance necessary to enable Nuance to determine (i) whether OEM is in compliance with the limitations set forth in Exhibits A and B; and (ii) whether OEM is in compliance with the Authorized Port restriction set forth in Section 2.4(e) above. The sufficiency of information provided by OEM pursuant to this Article 6 shall be determined by Nuance in its sole discretion. All information and software obtained by, or provided to, Nuance or an auditor, pursuant to this Article 6, shall be treated as confidential by Nuance and such auditor.

ARTICLE 7

[INTENTIONALLY DELETED]

ARTICLE 8

IN-SERVICE DATA

Section 8.1. In Service Data. In-Service Data is necessary to optimize performance and accuracy of the Software for a given application. Normal uses of In-Service Data include tuning system parameters, grammar tuning, training acoustic models and measuring accuracy. Upon Nuance’s request, OEM shall deliver to Nuance In-Service Data generated through the use of Integrated Systems, provided that OEM shall not be obligated to deliver In-Service Data that is not available to OEM or that OEM is under obligation to a third party not to deliver. OEM acknowledges that, while such In-Service Data may be used to improve the performance of the Software for OEM and its End Users, that such In-Service Data may also be used to train, refine, supplement or test the Software, and that the resulting improvements to the Software may be used for the benefit of all Nuance customers. OEM and acknowledges that if OEM does not provide Nuance with In-Service Data, to the extent that such In-Service Data is required for Nuance to perform its obligations hereunder, Nuance shall be discharged of such obligations.

ARTICLE 9

TECHNICAL SUPPORT

Section 9.1. Provision of Technical Support. Technical Support provided under this Agreement shall be Incident-based as set forth in Exhibits A and D. OEM shall purchase a minimum of six (6) Incidents per year at the price set forth in Exhibit A. Subject to the provisions of Section 9.3, so long as Nuance has received applicable payment, OEM shall have the rights listed in Exhibit D (“Technical Support”), via the Designated Personnel (as below defined), during the applicable period.

Section 9.2. Designated Personnel. All correspondence by OEM to Nuance with respect to Technical Support shall be solely through designated personnel of OEM reasonably and mutually acceptable to the Parties (the “Designated Personnel”).

Section 9.3. Limitations.

(a) Notwithstanding any other provision of this Agreement, Nuance shall have no obligation to provide Technical Support:

(i) With respect to the work product of any Professional Service except as such work product may be embodied in the Software;

(ii) With respect to any non-Nuance computer programs, technology or hardware;

(iii) With respect to any Software that is not current within two (2) prior releases of the most recent version or release; or

(iv) With respect to any Software for which Updates have not been applied to the Software for a period of more than one (1) year from the date of availability thereof to Nuance’s value-added resellers.

(b) Should OEM elect not to receive or not to renew its right to receive Technical Support and subsequently desire to receive Technical Support, OEM shall pay Nuance an amount equal to the unpaid Technical Support Fees that would have been due during the period in which Technical Support was not received. Any failure of OEM to pay all applicable Technical Support Fees as they come due shall, at Nuance’s sole option, immediately discharge any obligation of Nuance to provide Technical Same hereunder.

Section 9.4. OEM’s Support of End Users. OEM hereby acknowledges and agrees that Nuance shall have no responsibility to provide any service or assistance directly to any End User, except as may be provided as Professional Services. OEM shall not direct any End User to contact Nuance for Technical Support.

ARTICLE 10

MARKETING AND SALES

Section 10.1. Marketing of Integrated System. OEM agrees to use reasonable efforts to actively and diligently develop, promote, market, solicit orders for, maintain and support the Software and Integrated System in a manner that reflects favorably on the good will and reputation of the Parties.

Section 10.2. Cooperative Marketing Effects. Nuance and OEM agree to cooperate in marketing activities se follows.

(a) Nuance and OEM Shall meet quarterly (in person or by conference call) to review market, sales and product requirements, to review the actual OEM Port and Software license sales in comparison with the forecast thereof and to determine whether Nuance support owed help OEM and Nuance achieve additional revenue.

(b) OEM shall provide Nuance a quarterly, non-binding forecast of anticipated Software and Port license sales and expected revenue. At OEM’s request, Nuance shall provide a reasonable amount of appropriate support to OEM’s sales efforts, including providing existing marketing or sales documentation and accompanying OEM on sales calls.

(c) OEM may, with the advance approval of Nuance in each instance, include reference to Nuance and/or Nuance products in advertising, marketing collateral and press releases concerning OEM’s Integrated System. OEM shall not describe the Software or its functionality in a way that implies or states that it is owned or has been developed by OEM. When referring specifically to the Software or its functionality, OEM shall credit Nuance. Upon Nuance’s request, OEM agrees to act as a reference amount for Nuance. The Parties will agree mutually on marketing activities that may result from being a reference account.

ARTICLE 11

CONFIDENTIAL INFORMATION

Section 11.1. Designation. Each Party may from time to time during the Term of this Agreement disclose (the “Disclosing Party”) to the other Party (the “Receiving Price”) certain non-public information regarding the Disclosing Party’s business, including technical, marketing, financial, personnel, planning, and other information (“Confidential Information”). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend “confidential,” “proprietary,” or with similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing within thirty (30) days after the date of oral disclosure. Regardless of whether so marked, however, any non-public information regarding the Software shall be deemed to be the Confidential Information of Nuance, and any non-public motion regarding the Integrated System shall be deemed to be the Confidential Information of OEM, and the terms and conditions of this Agreement shall be deemed to be the Confidential Information of both parties.

Section 11.2. Protection of Confidential Information. Except as expressly permitted by this Agreement, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party, using the same degree of care that the Receiving Party ordinarily uses with respect to its own proprietary information, but in no event with less than reasonable care. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and shall limit the disclosure of the Confidential Information of the Disclosing Patty to the employees or agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing by confidentiality terms no less restrictive than those contained herein. Under no circumstances shall the Confidential Information of either Party be used for competitive analysis purpose by the other Party or any third party.

Section 11.3. Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information that:

(a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party;

(b) was or has been disclosed by the Disclosing Party to a third party without obligation of confidence;

(c) was or becomes lawfully known to the general public without breach of Agreement;

(d) is independently developed by the Receiving Party without access, or use of, the Confidential Information;

(e) is approved in writing by the Disclosing Party for disclosure by the Receiving Party;

(f) is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or

(g) is required to be disclosed by law or by the order or a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such requirement immediately and in writing, and cooperates reasonably with the Disclosing Party, at the Disclosing Party’s expense, in the obtaining of a protective or similar order with respect thereto.

Section 11.4. Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential information of the Disclosing Party in tangible form: (a) upon the written request of the Disclosing Party; or (b) upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that it has done so. Except for the rights expressly described herein, neither Party is granted any rights to any of the other Party’s patents, copyrights, trade secrets, trade names, trademarks (whether or not registered), or any other rights, franchises or licenses.

ARTICLE 12

WARRANTIES AND DISCLAIMERS

Section 12.1. Software Warranty. Nuance warrants that, for a period of ninety (90) days from acceptance of the Software by OEM pursuant to Section 3.3, the unmodified Software shall comply in all material respect to the Documentation therefor. In the event of any breach of the foregoing warranty, Nuance’s sole obligation and liability, and OEM’s sole remedy, shall be (1) Nuance’s exercise of best efforts to modify the Software so that the foregoing warranty is true and (2) thereafter, Nuance’s delivery of any modified Software to OEM. At any time that Nuance reasonably determines that it is unable to modify the Software so that the foregoing warranty is true, (1) Nuance shall promptly notify OEM thereof, (2) Nuance shall, at OEM’s option, refund to OEM the Software license fees paid hereunder with respect to Software for which the foregoing warranty is breached on an End User by End User basis and (3) if OEM exercises such option, all licenses granted to OEM hereunder and all sublicenses granted by OEM hereunder with respect to such Software for such End Users shall immediately terminate.

Section 12.2. Disclaimer. NUANCE MAKES NO WARRANTY HEREUNDER EXCEPT AS EXPRESSLY SET FORTH IN SECTION 12.1. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 12.1, THE SOFTWARE IS PROVIDED STRICTLY “AS IS,” AND NUANCE MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR STATUTORY, AS TO THE SOFTWARE OR ANY MATTER WHATSOEVER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NUANCE HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NUANCE DOES NOT WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT ALL ERRORS WILL BE CORRECTED. OEM SHALL NOT MAKE OR PASS ON ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION ON BEHALF OF NUANCE OR ITS LICENSORS TO ANY END USER OR OTHER THIRD PARTY.

ARTICLE 13

INDEMNITIES

Section 13.1. Intellectual Property Indemnity.

(a) Nuance shall defend or, at its option, settle, at its own expense any suit, action or proceeding brought in a court of competent jurisdiction (on “Action”) against OEM by a third party to the extent such Action is based on a claim(s) that the Software infringes any United States patent issued as of the Effective Date of any copyright or trade secret arising under the laws of any jurisdiction and Nuance will pay damages, attorneys fees and costs finally awarded against OEM in such Action, or those monetary damages agreed to in a written settlement of such Action; provided that Nuance shall be relieved of the foregoing obligations unless OEM: a) gives Nuance prompt written notice of each such claim; b) tenders to Nuance sole control of the defense or settlement of each such Action; and, c) cooperates with Nuance, at Nuance’s expense, in defending or settling each such Action. If Nuance receives notice of an allegation that the Software infringes or misappropriates a third party’s intellectual property rights, or if OEM’s use of any Software is prohibited by permanent injunction of a court of competent jurisdiction as a result of such an infringement or misappropriation, Nuance may, at its sole option and expense: a) procure for OEM the right to continue using such Software as provided hereunder; b) modify such Software so that it is no longer infringing; or, c) replace the Software with other software of equal or superior functional capability. If none of the foregoing is in Nuance’s determination commercially reasonable, Nuance shall have the right to terminate any and all licenses and sublicenses to such Software granted hereunder. If Nuance terminates any Software licenses as described above, (1) Nuance shall refund the applicable Software License Fees paid therefor, prorated over a straight-line three year period (2) and OEM shall immediately deliver to Nuance all copies of the Software in OEM’s possession or control. Notwithstanding any other provision of this Agreement, in no event shall Nuance be obligated to accept new orders for Software that is subject to a claim of infringement. OEM shall have the right to participate at its own expense in any Action or related settlement negotiations using counsel of its own choice provided that Nuance and its counsel shall at all times retain sole control over the defense and/or settlement of such Acton or settlement negotiation.

Section 13.2. Indemnity Limitations. THE RIGHTS GRANTED TO OEM UNDER SECTION 13.1 SHALL BE OEM’S SOLE AND EXCLUSIVE REMEDY AND NUANCE’S SOLE OBLIGATION FOR (1) ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHT. NUANCE SHALL HAVE NO LIABILITY, INCLUDING UNDER SECTION 13.1, TO OEM OR ANY THIRD PARTY IF ANY INFRINGEMENT OR CLAIM OF INFRINGEMENT IS BASED UPON OR ARISES OUT OF: (A) ANY MODIFIED SOFTWARE; (B) ANY OEM OR THIRD-PARTY APPLICATION (BUT ONLY TO THE EXTENT THAT THE SOFTWARE ALONE WOULD NOT HAVE INFRINGED); (C) USE OF THE SOFTWARE IN CONNECTION OR IN COMBINATION WITH EQUIPMENT, DEVICES, OR SOFTWARE NOT PROVIDED BY NUANCE (BUT ONLY TO THE EXTENT THAT THE SOFTWARE ALONE WOULD NOT HAVE INFRINGED); (D) SOFTWARE DEVELOPED OR MODIFIED IN COMPLIANCE WITH OEM’S OR OEM’S AUTHORIZED SUBLICENSEES DESIGN REQUIREMENTS OR SPECIFICATIONS; (E) THE USE OF SOFTWARE OTHER THAN AS PERMITTED UNDER THIS AGREEMENT OR IN A MANNER FOR WHICH IT WAS NOT INTENDED; OR (F) USE OR DISTRIBUTION OF OTHER THAN THE MOST CURRENT RELEASE OR VERSION OF THE SOFTWARE (IF SUCH INFRINGEMENT OR CLAIM WOULD HAVE BEEN PREVENTED BY THE USE OF SUCH RELEASE OR VERSION AND SUCH RELEASE OR VERSION WAS MADE AVAILABLE TO OEM AT LEAST 120 DAYS PRIOR TO SUCH INFRINGEMENT OR CLAIM).

Section 13.3. OEM Indemnity. Except with respect to infringement of third-party rights for which Nuance is obligated under Section 13.1, OEM shall defend at its own expense any suit, action or proceeding brought against Nuance by a third party (an “Action”) based on a claim(s) by third parties in connection with the use, manufacture, promotion or distribution of Integrated Systems by OEM, OEM’s distributors and End Users, and OEM will pay Nuance’s reasonable attorneys’ fees and damages finally awarded against Nuance in such Action, or those monetary damages agreed to in a monetary settlement of such Action, provided that OEM shall be relieved of the foregoing obligation unless Nuance a) gives OEM prompt written notice of each such claim; b) tenders to OEM sole control of the defense or settlement of each such claim at OEM’s expense; and, c) cooperates with OEM, at OEM’s expense, in defending or settling each such claim. Nuance shall have the right to participate at its own expense in any Action or related settlement negotiations using counsel of its own choice.

ARTICLE 14

LIMITATION OF LIABILITY

Section 14.1. EXCEPT WITH RESPECT TO (1) OEM’S BREACH OF ANY PROVISION OF SECTION 2.4, (2) EITHER PARTY’S BREACH OF ARTICLE 11, (3) EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 13 AND (4) ANY USE, MODIFICATION OR DISTRIBUTION OF THE SOFTWARE, DOCUMENTATION OR TOOLS OUTSIDE OF THE SCOPE OF THE LICENSES EXPRESSLY GRANTED HEREIN. NETHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OR CORRUPTION OF DATA, OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL NUANCE BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS. EXCEPT WITH RESPECT TO (1) OEM’S BREACH OF ANY PROVISION OF SECTION 2.4, (2) EITHER PARTY’S BREACH OF

ARTICLE 11, (3) EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 13, AND (4) ANY USE, MODIFICATION OR DISTRIBUTION OF THE SOFTWARE. DOCUMENTATION OR TOOLS OUTSIDE OF THE SCOPE OF THE LICENSES EXPRESSLY GRANTED HEREIN, EACH PARTY’S ENTIRE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID AND PAYABLE BY OEM TO NUANCE HEREUNDER. IN NO EVENT SHALL NUANCE BE LIABLE FOR ANY DAMAGES FOR CLAIMS BASED UPON THE RECOGNITION ACCURACY OR VERIFICATION OR AUTHENTICATION ACCURACY OF THE NUANCE SOFTWARE, INCLUDING WITHOUT LIMITATION CLAIMS BASED UPON ANY ALLEGED FALSE ACCEPTANCE OR FALSE REJECTION OF A USER’S IDENTITY THE FOREGOING LIMITATIONS OF LIABILITY (1) ARE INDEPENDENT OF ANY EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY SET FORTH IN THIS AGREEMENT AND (2) SHALL APPLY EVEN IF ANY REMEDY AVAILABLE TO OEM HEREUNDER IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

ARTICLE 15

TERM AND TERMINATION

Section 15.1. Term. This Agreement shall commence on the Effective Date and remain in effect for a period of two (2) years thereafter, unless earlier terminated by either Party as hereinafter provided, and shall automatically renew for consecutive one (1)-year periods unless either Party provides written notice to the other Party of an intention not to renew at least ninety (90) days prior to the end of the original three (3)-year period or any subsequent one (1)-year renewal periods (the original period along with any extension periods, the “Term”).

Section 15.2. Termination for Material Breach. Either Party may terminate this Agreement immediately upon written notice for the material breach of the other Party, which material breach has remained uncured for a period of thirty (30) days from the date of delivery of written notice thereof to the breaching Party.

Section 15.3. Effect. In the event of any termination of this Agreement, all licenses granted by Nuance hereunder shall immediately terminate, and OEM shall immediately return to Nuance all material belonging to Nuance or its licensors, including without limitation all copies of the Software and Nuance Confidential Information, and shall promptly certify to Nuance in writing that OEM has done so. OEM shall be entitled to retain a reasonable number of copies of the Software solely for the purposes of continuing to provide Technical Support to End Users. Any End User License Agreements already entered into by OEM as of the date of the termination shall remain in effect, provided that all associated End Users have at all times remained in strict compliance with the terms of relevant End User License Agreement. Additionally, following expiration or termination of this Agreement (unless the Agreement is terminated by Nuance pursuant to Section 15.2), OEM may enter into End User License Agreements solely with respect to Integrated Systems that are already in OEM’s distribution channel at the time of such expiration or termination. Such End User License Agreements shall remain in effect, provided that all mandated End Users have at all times remained in strict compliance with the terms of relevant End Uses License Agreement. Nuance shall continue to provide “Level 3 Technical Support” (as such term is defined in Exhibit D hereunder) to OEM so long as OEM continues payment to Nuance of all applicable Technical Support Fees, but in no event shall OEM enter into any new Technical Support agreements with End Users that require Nuance’s involvement, subsequent to termination. Nuance shall have no obligation to provide Technical Support with respect to any such new technical support agreements entered into by OEM and its End Users.

Section 15.4. Survival of Terms. The following shall survive any expiration or termination hereof: Articles 1, 6, 11, 13, 14, 15 and 16 and Sections 2.4, 5.1, 5.2, 5.4, 5.5, and 12.2.

ARTICLE 16

GENERAL

Section 16.1. Proprietary Rights. All patents, copyrights, trade secrets, and other proprietary rights (“Rights”) in or related to the Software are and shall remain the exclusive property of Nuance or its licensors and all Rights in or related to the Integrated System (except with respect to the Software) and the OEM Confidential Information are and shall remain the property of OEM, whether or not specifically recognized or perfected under the laws of the United States or a Foreign Jurisdiction. Neither Party shall take any action that jeopardizes the proprietary rights of the other Party or its licensors or acquire any right in the Software or Nuance Confidential Information (as to OEM) or the Integrated System or OEM Confidential Information (as to Nuance), except the limited rights specified in this Agreement. Unless otherwise agreed, Nuance or its licensor will own all rights in any copy, translation, modification, adaptation, or derivation of the Software or other items of Nuance Confidential Information, including any improvement or development thereof. At either Party’s request, the other Party shall execute and deliver any instrument that may be appropriate to assign applicable rights to the corresponding Party or its licensor or perfect applicable rights in the corresponding Party’s or its licensor’s names.

Section 16.2. Government End Users. When distributing the Software to a U.S. Government End User, OEM shall identify the Software in an Integrated System as a “commercial item,” as that term is defined at 48 C.F.R. 2.101 (OCT 1995), and more specifically shall identify such item as “commercial computer software” and “commercial computer software documentation,” as such terms are used in 48 C.F.R. 12.212 (SEPT 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (JUNE 1995). OEM will provide the software in an Integrated System (including related documentation) to U.S. Government End Users: (a) only as a commercial end user item; and (b) only pursuant to the End User License Agreement. The citations in this Section shall be deemed updated as necessary from time to time to reflect any successor provisions of the same import.

Section 16.3. Export Control. The Parties acknowledge that the manufacture and sale of the Software is subject to the export control laws of the United States of America, including the U.S. Bureau of Export Administration regulations, as amended, and hereby agree to obey any and all such laws and those of the European Union or any member state of the European Union. The Parties agree not to take any actions that would cause either Party to violate the U.S. Foreign Corrupt Practices Act of 1997, as amended.

Section 16.4. Governing Law. This Agreement and all matters arising under or related to its formation or performance, whether sounding in contract, tort, or otherwise, shall be governed in all respects by the laws of the State of California without regard to conflicts of law principles. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is excluded from application to this Agreement.

Section 16.5. Limitations Under Local Law. Upon the expiration or termination of this Agreement, OEM shall not be entitled under the law of any Foreign Jurisdiction to receive in connection therewith any payment from Nuance, whether for actual, consequential, indirect, special or incidental damages, costs or expenses, whether foreseeable or unforeseeable (including, without limitation, labor claims, loss of profits, investments, or good will), any right to which OEM hereby waives and disclaims.

Section 16.6. Attorneys’ Fees. In the event any proceeding or lawsuit is brought by Nuance or OEM in connection with this Agreement, the prevailing Party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal, from the non-prevailing Party, and the non-prevailing Party shall pay the same to the prevailing Party upon request.

Section 16.7. Forum; Personal Jurisdiction. All litigation arising under or related to this Agreement shall be brought in Superior Court of the State of California in Santa Clara County or the Federal District Court for the Northern District of California, as permitted by law. OEM hereby consents to the personal jurisdiction of the above-referenced courts.

Section 16.8. Compliance with Laws.

(a) Local Compliance. OEM shall, at its sole expense obtain and maintain the governmental authorizations, registrations and filings that may be required under the laws of any Foreign Jurisdiction to execute or perform under this Agreement. OEM shall otherwise comply with all laws, regulations and other legal requirements within any Foreign Jurisdictions that apply to this Agreement, including without limitation tax, foreign exchange and consumer protection legislation. OEM will promptly notify Nuance of any change to these laws, regulations or other legal requirements that trey affect the impartation of the Software and related items, or OEM’s or Nuance’s performance under this Agreement.

(b) Unlawful Payments. Neither Party will use any payment or other benefit derived from the other Party to offer, promise, or pay any money, gift, or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift, or thing will, directly or indirectly, be given, offered, or promised to (i) an employee, officer, or other person acting in an official capacity for any government or its instrumentalities or (ii) any political party, party official, or candidate for political office.

Section 16.9. Assurances. OEM will provide Nuance with the assurances and official documents that Nuance periodically may request to verify OEM’s compliance with this Agreement.

Section 16.10. Translations. If and solely to the extent required by applicable law, and it its own expense and subject to Section 16.3, OEM will on behalf of Nuance (i) translate the End User License Agreement, Minimum Terms, or Documentation, in whole or in part, into the applicable local language (each, a “Translation”) and (ii) reproduce and provide End Users with the Translation, subject to Nuance’s prior written approval.

Section 16.11. Construction.

(a) All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement.

(b) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the and plural and vice versa, as the context may require.

(c) The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

(d) The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

(e) Each of the Parties and their counsel have carefully reviewed this Agreement, and, accordingly, no rule of construction to the effect that any ambiguities in this Agreement are to be construed against the drafting party shall apply in the interpretation of this Agreement.

(f) The Article and Section headings and tides appearing in this Agreement are inserted as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement or the interpretation hereof.

Section 16.12. Injunctive Relief. Each Party understands and agrees that, notwithstanding any other provision of this Agreement, breach by a Party (“Breaching Party”) of the provisions of this Agreement which relate to the protection of the confidential information or intellectual property of the other Party (“Affected Party”) may cause the Affected Party irreparable damage for which recovery of money damages would be inadequate, and that the Affected Party shall therefore be entitled to seek timely injunctive relief to protect its rights under this Agreement in addition to any and all remedies available at law.

Section 16.13. Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery or five (5) days after deposit in the mail. Notices shall be sent to the Parties at the addresses first set forth above or such other address as either Party may designate for itself in writing. Notices to Nuance shall be addressed to the attention of the General Counsel.

Section 16.14. No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties.

Section 16.15. Force Majeure. Except with respect to obligations to pay money, neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligation hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause that is beyond the reasonable control of such Party.

Section 16.16. Waiver. The failure of either Party to require performance by the other Party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

Section 16.17. Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions, except that, if any limitation on the grant of any license to OEM shall be held to be invalid or unenforceable, such license shall immediately terminate.

Section 16.18. Use to OEM’s Name. OEM agrees that Nuance may, with the advance approval of OEM in each instance, use OEM’s name and may disclose that OEM is a licensee of Nuance products in Nuance advertising, promotion and similar public disclosures with respect to the Software, but only after the official marketing launch of the Integrated System, and in no instance prior to April 29th, 2001. OEM shall notify Nuance of the date of such official marketing launch.

Section 16.19. Assignment. Neither this Agreement nor any rights or obligations of OEM hereunder may be assigned by OEM in whole or in part without the prior written approval of Nuance, provided that OEM may assign this Agreement in connection with a change of Control of OEM. Notwithstanding the foregoing, OEM may not assign this Agreement to a Nuance Competitor or an affiliate thereof without Nuance’s prior written consent. As used in this Section 16.19, a “Nuance Competitor” is any entity that researches or develops any size recognition, speaker verification, or text-to-speech software products. As used in this Section, an “Affiliate” of a first entity is a second entity that Controls, is Controlled by or is under common Control with such first entity. As used in this Section, “Control” (and its variants) means ownership of 50% or more of the voting stock (or its equivalent, in the case of entities that are not corporations) of an entity. Any purported assignment by OEM in breach of this Section shall be void. Nuance may assign this Agreement and its rights hereunder in its sole discretion.

Section 16.20. Authority of Signatories. By the signature of each of the representatives of the Parties placed on this Agreement, each such signatory represents and warrants that he or she is authorized to sign this Agreement on behalf of the Party, for whom he or she is acting.

Section 16.21. Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but which together will constitute one and the same instrument.

Section 16.22. Entire Agreement. This Agreement, together with the Exhibits hereto, which are hereby incorporated by this reference, completely and exclusively state the agreement of the Parties regarding their subject matter. This Agreement supersedes, and its terms govern, all prior proposals, agreements, or other communications between the Parties, oral or written, regarding the subject matter herein. This Agreement shall not be modified except by a subsequently dated written amendment or Exhibit signed on behalf of Nuance and OEM by their duly authorized representatives.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized officers or representatives to be effective as of the Effective Date.

Nuance Communications, Inc.		OEM Vocera Communications

Signature	/s/ Paul Scott	Signature	/s/ Brent Lang
Name	Paul Scott	Name	Brent Lang
Title	Senior Vice President	Title	Vice President of Marketing
Date	4/25/02	Date	April 25, 2002

Exhibit A

Software Pricing

I.	General.

Prices for all Software licensed under this Agreement shall be calculated in accordance with the provisions of this Exhibit A at the prices set forth in the Price List.

A.	Definitions. For purposes of this Exhibit A, the following terms shall have the following meanings:

1)

“Application” means the functionality that has been purchased by OEM (i.e., Basic Application, Authentication and/or Database Access) for a particular Integrated System as further described below. Each Integrated System is only allowed to perform such purchased functionality unless the Integrated System is upgraded for the additional functionality, by paying the applicable fees set forth the Price List.

2)

“Basic Application” means a system used in connection with the Nuance Software that is limited to dialing by name, by title, by group name, by function or by other designation; dialing by number; voice/fax/email/text messaging; call transferring; call blocking; group membership management; system administration and set-up, and/or conference calling functionality. Without limiting the foregoing, OEM shall not use the Nuance Software licensed for use with the Basic Application to enable any other application, including speaker Authentication, and accessing personal and/or corporate backend databases. OEM may upgrade the Software licenses to cover such additional functionality by paying applicable fees as set forth below.

3)

“Authentication” means using Software in connection with the Basic Application and/or Database Access to confirm the identity of the speaker by way of voice verification. This functionality will be priced separately from the Basic Application, as set forth in the Price List. OEM must license Nuance Verifier for applications using Authentication functionality.

4)

“Database Access” means functionality required in order to access personal and/or corporate backend databases for information retrieval by way of voice database queries to this information. This functionality will be priced separately from the Basic Application as set forth in the Price List.

II.	Recognition Software.

Nuance recognition software pricing shall be calculated as follows:

A.

Per Port Pricing. The Nuance recognition software is licensed hereunder on a per-Port, per Minimum Server Pack or per Enhanced Server Pack basis as set forth in Exhibit B. All Ports licensed in connection with a particular Authorized Application shall be licensed at the same per-Port price.

III.	Technical Support

The Fees for Technical Support Services, per year, shall be as follows:

A.	The annual Technical Support Fee shall be [*] which shall entitle OEM to resolution of up to [*] Incidents per year.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B.	OEM may purchase additional Incidents at [*] Per Incident.

C.	Pre-paid Incidents are only valid in the year in which they are purchased, and may not be carried over or credited from one year to the next.

D.

If OEM has paid the applicable Technical Support Services Fees, OEM shall be entitled during the applicable year to receive Updates, i.e., updates to the Software designated by an increase in the number to the right of the second decimal point (e.g., 6.2.2 to 6.2.3); provided, however, notwithstanding any other provision of the Agreement, OEM shall not be entitled to receive Upgrades pursuant to Technical Support, i.e., upgrades to the software designated by an increase in the number to the left of the first or second decimal point (e.g., 6.2.1 to 7.0.0 or 7.0.2 to 7.1.0, respectively). OEM may order Upgrades via a Purchase Order at a per-Port price of fifty percent (50%) of the per Port price of the applicable Software. Provided OEM has paid the applicable annual Technical Support Fees, OEM may distribute Updates provided by Nuance to OEM’s End Users and Authorized Sublicensees.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Price List

Minimum Server Pack

A “Minimum Server Pack” shall include solely [*] of Nuance recognition software and [*] of Nuance Vocalizer. The pricing per Minimum Server Pack is [*] or [*] depending on the functionality purchased as set forth below.

Restrictions

•	OEM shall ensure that each end User location that is using the Software has purchased at least [*]. OEM shall not cause or permit an End User to share a Minimum Server Pack among locations.

•	OEM shall not cause or permit a Minimum Server Pack to be used by more than [*] users at any End User location.

•	OEM shall ensure that Minimum Server Packs are used solely with the Basic Application unless the Software license has been upgraded for use with additional functionality by paying applicable fees.

•

OEM shall not cause or permit PBX/telephony integration to be performed in connection with an Integrated System that has only a Minimum Server Pack installed. PBX/telephony integration may be performed only in connection with Integrated Systems containing Enhanced Server Packs.

•	Pricing for Minimum Server Packs is valid for North American English only.

Enhanced Server Pack

An “Enhanced Server Pack” shall include solely [*] Ports of Nuance recognition software and [*] Ports of Nuance Vocalizer. The pricing per Enhanced Server Pack is [*] or [*] depending on the functionality purchased as set forth below.

Restrictions

•	OEM shall ensure that each end User location that is using the Software has purchased at least [*].

•	OEM shall ensure that Enhanced Server Packs are used solely with the Basic Application unless the Software license has been upgraded for use with additional functionality by paying applicable fees.

•	Pricing for Enhanced Server Packs is valid for North American English only.

Minimum Server Pack to Enhanced Server Pack Upgrade

OEM may upgrade a previously licensed, fully paid for Minimum Server Pack to an Enhanced Service Pack at a price of [*] per upgrade.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Additional Ports of Nuance Recognition Software

OEM may license additional Ports of Nuance recognition software at a price per Port of [*]. OEM shall deploy such Ports only on Integrated Systems containing Enhanced Server Packs. Any Ports of Software licensed pursuant to this paragraph shall be subject to the restrictions set forth above for Enhanced Server Packs. OEM may upgrade the Software licensed pursuant to this paragraph to include additional functionality by paying applicable fees.

Nuance Vocalizer

The price per Port for Nuance Vocalizer [*] (US English only) ordered separate from a Minimum or Enhanced Server Pack is [*]. OEM shall use Ports of Nuance Vocalizer licensed hereunder only in connection with the Basic Application, Authentication or Database Access.

Nuance Verifier

[*]/Port. OEM shall use Ports of Nuance Verifier licensed hereunder only in connection with the Basic Application, Authentication or Database Access.

Database Access

Minimum Server Pack: [*]/Minimum Server Pack

OEM may upgrade Minimum Server Packs previously licensed for use with the Basic Application to include Database Access functionality for a fee of [*] per Minimum Server Pack.

Enhanced Server Pack: [*]/Enhanced Server Pack

OEM may upgrade Enhanced Server Packs previously licensed for use with the Basic Application to include Database Access functionality for a fee of [*] per Enhanced Server Pack.

Additional Ports of Nuance Recognition Software: [*]/Port

If OEM has licensed additional ports of Nuance recognition, software as set forth in the “Additional Ports of Nuance Recognition Software” section above, OEM may upgrade such Ports to include Database Access functionality for a fee of [*]/Port.

International Use

If any Software licensed hereunder is run, operated, located, hosted, or otherwise used outside North America, the fees payable hereunder with respect thereto shall be [*] of the fees otherwise payable hereunder for such Software.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

End User License Agreement Terms

Each End User License Agreement shall contain, at a Minimum, substantially the fallowing terms, allowing reasonable modifications to keep consistent terminology and without materially changing the associated meaning:

1. Limited Use. End User shall not copy or use the software that is part of the Integrated System (the “System Software”) except as expressly set forth in the End User license.

2. Ownership. End User acknowledges and agrees that OEM’s licensors and suppliers own all right, title and interest in the software supplied by such licensor or supplier, including all intellectual property rights therein and thereto. Except as otherwise expressly stated in the End User License Agreement, End User does not acquire any rights, express or implied, in such software.

3. Reverse Engineering. End User shall not cause or permit the modification, reverse engineering, decompilation, disassembly or other translation of the System Software, or attempt to circumvent any element of the system Software that limits the number of users of the Integrated System, except under the limited circumstances expressly set forth in the Agreement.

4. Third-Party Beneficiary. End User shall agree that (1) OEM’s licensors and suppliers of software in the product are third-party beneficiaries to the End User License Agreement; and (2) such provisions are made expressly for the benefit of OEM’s licensors end suppliers and are enforceable by OEM’s licensors and suppliers in addition to OEM.

5. No Warranty. OEM disclaims on behalf of OEM’s licensors and suppliers any and all warranties, express, implied and statutory, including without limitation any implied warranties of non-infringement, satisfactory quality, merchantability or fitness for a particular purpose.

6. Limitation of Liability. End User agrees that OEM’s licensors and suppliers shall not be liable to End User for any special, indirect, incidental, or consequential damages, or damages for loss of profits, savings, revenue, use, damaged files or data, or business interruption, regardless of how arising, regardless of the cause of action, in tort, contract or otherwise, and regardless of whether advised beforehand of the possibility of such damages.

Exhibit D

Technical Support Services

A.	Description of Technical Support Services

1.	Responsibilities of Nuance and OEM:

a)

OEM, OEM’s representatives, or OEM’s authorized distributors shall be responsible for providing Level 1 and Level 2 Technical Support Services to End Users. Level 1 Technical Support Services means receipt of all requests from End Users for such services, and the determination of the issue causing the condition reported by the End User (an “Incident”). Level 2 Technical Support Services means resolving an Incident by reference to Nuance’s technical support information databases.

b)

Nuance shall be responsible for Level 3 Support to OEM. Level 3 Technical Support Services means the resolution of Incidents for which a resolution is not available in Nuance’s technical support information databases. Resolution shall be defined as recommendations on the installation, functions and operation of the Supported Software, the creation of workarounds for defects in the Supported Software, or the creation of modifications to the Supported Software that enable the temporary of permanent resolution of an Incident.

c)	Nuance shall provide electronic and telephone support to OEM’s Designated Personnel by technical personnel with a detailed, working knowledge of the Software.

2.	Determination of Defect Severity and Response Times:

Upon receipt of a request for Level 3 Technical Support Services from OEM’s Designated Personnel, Nuance and the Designated Personnel will agree to the Severity of the Incident and associated Nuance Response Times as defined below.

Severity:

i)

Severity 1 (“Critical”) shall mean an Incident in which the defect in the Supported Software critically impacts the End User’s ability to do business. A majority of users of the system are unable to perform their tasks as necessary.

ii)

Severity 2 (“Urgent”) shall mean an Incident in which a major function of the Supported Software is unusable and significantly impacts the End User’s ability to do business. A majority of users of the system can continue to perform their tasks as necessary.

iii)	Severity 3 (“Normal”) shall mean an Incident caused by the supported Software that does not seriously affect the End Users business.

iv)	Severity 4 (“Informational”) shall mean all other Incidents not covered above, including Supported Software enhancement requests.

Upon receiving notice of an Incident, Nuance shall acknowledge to OEM receipt of such notice by identifying the Incident with a unique tracking number. Nuance shall use commercially reasonable efforts to make such acknowledgement as follows:

i)	Severity 1 or 2 – less than one (1) hour.

ii)	Severity 3 or 4 – within one (1) business day.

Nuance shall use commercially reasonable efforts to provide a temporary or permanent resolution that is mutually acceptable to Nuance and OEM for the Incident in conformance with the following objectives:

i)	Severity 1: within four (4) hours of acknowledging the receipt of the Incident.

ii)	Severity 2: within twenty-four (24) hours of acknowledging the receipt of the Incident.

iii)	Severity 3 and 4: within twenty (20) days of acknowledging the receipt of the Incident or in a future release of the Supported Software.

Resolution time Objectives do not include the time taken by the OEM or end User to gather system information, transaction data and reproducible test cases necessary to determine the nature of the issue and to isolate defects in the Software. OEM shall, upon reasonable request by Nuance, obtain and provide to Nuance system information, transaction data, and reproducible test cases as necessary to determine the nature of the Incident and to isolate any defects in the Supported Software. Such information shall be treated as the Confidential Information of OEM. Nuance shall provide OEM with reasonable access to Nuance’s Incident database to review the status of OEM’s Incidents.

3.	On-Site Assistance:

Upon OEM’s request and subject to availability, Nuance may furnish qualified personnel for on-site assistance to OEM and/or Sub-licensees to resolve Incidents. In such event, OEM shall pay Nuance at its then current time and materials rates for the time of required personnel and reimburse Nuance for reasonable travel and living expenses of such personnel incurred in rendering the requested assistance.

4.	Termination of support for Products:

In the event that Nuance should terminate support for a specific version or release of a Nuance product, Nuance’s support obligations to OEM with respect to that product shall terminate at the same time such support is terminated for other OEMs or Nuance’s end users and subject to the same notice period. In addition, Nuance agrees to support the two previous releases of any Nuance product listed in Exhibit A as current under the terms of this Agreement (e.g. upon release of release 6.3 of the Nuance RecServer, support for release 6.0 and its minor releases, 6.0.1, etc., may be terminated).

Exhibit E

Documentation

•	Nuance System Developer Guides;

•	Introduction to the Nuance System

•	Nuance Grammar Developer’s Guide

•	Nuance Application Developer’s Guide

•	Nuance Platform Integrator’s Guide

•	Nuance Verifier Developer’s Guide

•	Nuance API Reference

AMENDMENT 1 TO

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

THIS AMENDMENT 1 (“Amendment 1”) dated as of this 2nd day of January, 2003 is an amendment to the Original Equipment Manufacturer Agreement dated April 25, 2002 by and between Nuance Communications, Inc., a Delaware corporation having a place of business at 1005 Hamilton Court, Menlo Park, CA 94025 (“Nuance”) and Vocera Communications, a Delaware corporation having a place of business at 20600 Lazanco Drive, Cupertino, CA 95014 (“OEM”).

WITNESSETH:

WHEREAS, Nuance and OEM entered into that certain Original Equipment Manufacturer Agreement dated April 25, 2002 (the “Agreement”); and

WHEREAS, Nuance and OEM wish to amend the Agreement as set forth herein.

NOW THEREFORE, Nuance and OEM hereby agree as follows:

I. Definitions. As used herein, all capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

II. Other Terms. Except as expressly set forth herein, all of the terms of the Agreement shall remain in full force and effect. In accordance with Section 16.22 of the Agreement, the Agreement is hereby amended as follows:

A. Definitions. Section 1.1(gg) is hereby replaced with the following:

“Update( s) shall mean bug fixes, patches, modifications, and enhancements to the Software, if and when the same are made generally available by Nuance to its licensees who have contracted to receive Technical Support with respect to the Software. Updates shall not include any future products or releases that Nuance licenses for an additional license fee.”

B. Provisioning of Keys/Repprting. The heading for Article 4 of the Agreement is hereby changed from “Purchase Orders” to “Provisioning of Keys/Reporting.”

(a) Sections 4.1(a), (b) and (c), and Section 4.2 of the Agreement are hereby deleted.

(b) Section 4.4 of the Agreement is hereby replaced with the following:

“Monthly Reports. Within twenty (20) days following the end of each calendar month during the Term of this Agreement, OEM shall deliver to Nuance an accurate written report (each, a “Monthly Report”) that includes the following information: (a) the number of Ports of Software, Minimum Server Packs and Enhanced Server Packs that were licensed or distributed by OEM during such month; (b) the name and address of the End User or Authorized Sublicensee, as applicable, to whom an Integrated System or Software was shipped and the number of users who will be permitted to use the Integrated System at the End User location; (c) the number of Authorized Ports of Software, Minimum Sever Packs, Enhanced Server Packs and the enabled Authorized Application on each Integrated System shipped; (d) Software Ports upgraded for use with Database Access and/or Authentication functionality (is such terms are defined in Exhibit A); (e) the number of Minimum Server Packs upgraded to Enhanced Server Packs; (f) the applicable Software License Fees with respect to each End User; and (g) applicable Technical Support Fees with respect to each End User. Additionally, OEM shall indicate in each Monthly Report for each applicable End User whether or not OEM elects to renew Technical Support with respect to Software for which the Technical Support period expires during the following month (for further detail, see Section 9.6 below), and if OEM elects to renew such

Technical Support, applicable Technical Support Fees.

C. Technical Support.

(a) Section 9.1 of the Agreement is hereby replaced with the following:

“Section 9.1. Provision of Technical Support. Subject to the provisions of Section 9.3, so long as Nuance has received applicable payment with respect to a particular End User, OEM shall have the rights listed below and in Exhibit D (“Technical Support”), via the Designated Personnel (as below defined), during the applicable period on behalf of such End User, and on a twenty-four (24) hours per day. seven (7) days per week basis.

(a) The right to access Nuance’s technical support information, databases regarding the installation, function, and operation of the Software;

(b) The right to a reasonable amount of consultation with Nuance regarding the installation, function, and operation of the Software;

(c) The right to obtain Updates for the Software, at no additional charge other than media and handling charges;

(d) The right to obtain Tools.”

(b) Section 9.3(b) of the Agreement is hereby replaced with the following:

“(b) Should OEM elect, with respect to any End User, not to receive or not to renew its right to receive Technical Support and subsequently desire to receive Technical Support with respect to such End User, OEM shall pay Nuance an amount equal to the unpaid Technical Support Services Fees that would have been due during the period in which Technical Support was not received. Any failure of OEM to pay all applicable Technical Support Services Fees with respect to any particular End User as they come due shall be a material breach of this Agreement, and shall, at Nuance’s sole option, immediately discharge any obligation of Nuance to provide Technical Support hereunder, in addition to any other remedies Nuance may have.”

(c) The following is added to the Agreement as Section 9.3(c):

“(c) With respect to each End User, OEM must purchase first year Technical Support for all Ports for all Software components licensed by such End User. OEM may elect to purchase subsequent years of Technical Support for such Software as it deems desirable with respect to each End User. If OEM elects to purchase subsequent years of Technical Support with respect to a particular End User, then OEM shall purchase Technical Support for all Ports for all Software components licensed by OEM with respect to such End User.”

(d) The following is added to the Agreement as Section 9.5:

“Section 9.5. Provisioning Period. Technical Support shall be made available to OEM for each End User for only a full twelve (12) month period. Technical Support Fees paid pursuant to this Agreement are nonrefundable.”

(e) The following is added to the Agreement as Section 9.6:

“Section 9.6. Renewals. Technical Support for each End User shall be automatically renewed for an additional full twelve (12) month period unless OEM expressly cancels such Technical Support by notifying Nuance (using the Monthly Report described in Section 4.4) in the month prior to the month for which such

Technical Support is scheduled to expire.”

(f) The following is added to the Agreement as Section 9.7:

“Section 9.7. Minimum Commitments. For each year of the Term, OEM shall meet the minimum annual Technical Support commitments as follows: Technical Support Services Fees to Nuance of not less than [*] per year. OEM shall pay such minimum, commitment amount to Nuance in advance within thirty (30) days of the date of this Amendment 1 first set forth above, and each anniversary thereof during the Term, and such payment shall be non-refundable. Following payment of each annual minimum commitment, Nuance shall credit such minimum commitment towards Technical Support Services Fees due to Nuance hereunder with respect to particular End Users, if any, during the applicable year However, OEM’s right to receive such credit shall expire at the end of the year for which such minimum commitment payment was made. OEM shall not be entitled to any refund of any kind in the event OEM is not able to utilize the credit.”

D. Exhibit A. Software Pricing. Section III of Exhibit A of the Agreement is hereby replaced with the following:

“III. Technical Support. Technical Support is charged per End User, per year, and annual Technical Support Services Fees are [*] of all aggregate, cumulative Software License Fees then paid or payable hereunder with respect to each such End User.”

E. Exhibit B. Price List.

(a) The second bullet point in the Minimum Server Pack/Restrictions section of Exhibit B is hereby replaced with the following:

•	OEM shall not cause or permit a Minimum Server Pack to be used by more than [*] users at any End User location.

(b) The fourth bullet point in the Minimum Server Pack/Restrictions section of Exhibit B is hereby deleted.

III. Entire Agreement. This Amendment 1 contains all the agreements, representations, and understandings of the parties and supersedes any previous understandings, commitments, or agreements, whether oral or written, with respect to the subject matter of this Amendment 1. This Amendment 1 may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, usage or custom shall be deemed to amend or modify this Amendment 1.

IN WITNESS WHEREOF, Nuance and OEM have executed this Amendment on date first written above.

Nuance Communications, Inc.		Vocera Communications

By:	/s/ Andy Barbour	By:	/s/ Paul N. Barsley
Name:	Andy Barbour	Name	Paul N. Barsley
Title:	Senor Director Patents & Alliances	Title:	COO

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT 2 TO

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

THIS AMENDMENT 2 (“Amendment 2”) dated as of this 7th day of December, 2004 is an amendment to the Original Equipment Manufacturer Agreement dated April 25, 2002 (as amended by Amendment 1, dated January 2, 2003) by and between Nuance Communications, Inc., a Delaware corporation having a place of business at 1380 Willow Road, Menlo Park, CA 94025 (“Nuance”) and Vocera Communications, a Delaware corporation having a place of business at 20600 Lazaneo Drive, Cupertino, CA 95014 (“OEM”).

W I T N E S S E T H:

WHEREAS, Nuance and OEM entered into that certain Original Equipment Manufacturer Agreement dated April 25, 2002, as amended by Amendment 1, dated January 2, 2003 (collectively, the “Agreement”); and

WHEREAS, Nuance and OEM wish to amend the Agreement as set forth herein.

NOW THEREFORE, Nuance and OEM hereby agree as follows:

I. Definitions. As used herein, all capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

II. Other Terms. Except as expressly set forth herein, all of the terms of the Agreement shall remain in full force and effect. In accordance with Section 16.22 of the Agreement, the Agreement is hereby amended as follows:

A.	Exhibit B. Price List. The following is added to the end of Exhibit B (“Price List”):

“Multi-Customer Hosting. If any Software licensed hereunder will be used by an End User in connection with such End User’s hosting of applications for third parties, the fees payable hereunder with respect thereto shall be [*] of the fees otherwise payable hereunder for such Software.”

B.	Exhibit A. Software Pricing. The following is added to the end of Section I(A) of Exhibit A (“Software Pricing”):

With respect to OEM’s licensing and distribution of its Voice Messaging Interface (“VMI”) Integrated System, OEM shall be deemed to have complied with its obligation, set forth in the Agreement, with respect to applications involving informational retrieval from personal and/or corporate backend databases by way of voice database queries (see Exhibit A, Section I(A)(4)) if OEM includes the following, or its substantial equivalent, in OEM’s End User License Agreement (except as to End Users for whom the appropriate fee, specified in the Agreement, is paid to Nuance):

This license specifically excludes tile use of, and End User shall not use, the VMI to develop or implement applications involving informational retrieval from personal and/or corporate backend databases by way 0/ voice database queries.

III. Entire Agreement. This Amendment 2 contains all the agreements, representations, and understandings of the parties and supersedes any previous understandings, commitments, or agreements, whether oral or written, with respect to the subject matter of this Amendment 2. This Amendment 2 may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

act, usage, or custom shall be deemed to amend to amend or modify this Amendment 1.

IN WITNESS WEHREOF, Nuance and OEM have executed this Amendment 2 on date first written above.

Nuance Communications, Inc.		Vocera Communications, Inc.

By:	/s/ Karen Blasing	By:	/s/ Paul N. Barsley
Name:	Karen Blasing	Name:	Paul N. Barsley
Title:	VP & CFO	Title:	COO

02/17/2005

AMENDMENT 3 TO

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

THIS AMENDMENT 3 (“Amendment 3”) dated as of this 5th day of April, 2005 is an amendment to the Original Equipment Manufacturer Agreement dated April 25, 2002 (as amended by Amendments 1 and 2, dated January 2, 2003 and December 7, 2004, respectively) by and between Nuance Communications, Inc., a Delaware corporation having a place of business at 1380 Willow Road, Menlo Park, CA 94025 (“Nuance”) and Vocera Communications, a Delaware corporation having a place of business at 20600 Lazaneo Drive, Cupertino, CA 95014 (“OEM”).

W I T N E S S E T H:

WHEREAS, Nuance and OEM entered into that certain Original Equipment Manufacturer Agreement dated April 25, 2002, as amended by Amendments 1 and 2, dated January 2, 2003 and December 7, 2004, respectively (collectively, the “Agreement”); and

WHEREAS, Nuance and OEM wish to amend the Agreement as set forth herein.

NOW THEREFORE, Nuance and OEM hereby agree as follows:

I. Definitions. As used herein, all capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

II. Other Terms. Except as expressly set forth herein, all of the terms of the Agreement shall remain in full force and effect. In accordance with Section 16.22 (“Entire Agreement”) of the Agreement, the Agreement is hereby amended as follows:

A.	Exhibit B. Price List.

(1) The fifth bullet point in the Minimum Server Pack/Restrictions section of Exhibit B (“Price List”) is hereby replaced with the following:

•

Pricing for Minimum Server Packs is valid for all language models made generally available by Nuance, except for Japanese. OEM shall not have the right to license or distribute the Japanese language model unless the Parties subsequent amend the Agreement to provide for such rights. See “Multiple Languages” Section below for pricing for Integrated Systems running more than one language.

(2) The third bullet point in the Enhanced Server Pack/Restrictions section of Exhibit B (“Price List”) is hereby replaced with the following:

•

Pricing for Enhanced Server Packs is valid for all language models made generally available by Nuance, except for Japanese. OEM shall not have the right to license or distribute the Japanese language model unless the Parties subsequently amend the Agreement to provide for such rights. See “Multiple Languages” Section below for pricing for Integrated Systems running more than one language.

(3) The first sentence of the Nuance Vocalizer section of Exhibit B (“Price List”) is hereby replaced with the following:

The price per Port, per language for the generally available version(s) of Nuance Vocalizer ordered separate from the Minimum or Enhanced Service Pack is [*].

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4) The International Use section of Exhibit B (“Price List”) is hereby replaced with the following:

If any Software licensed hereunder is distributed outside North America, the fees payable hereunder with respect thereto shall be [*] of the fees otherwise payable hereunder for such Software.

(5) The following is added to the end of Exhibit B (“Price List”):

Multiple Languages.

(a) Recognition Software. In addition to applicable “International Use” and “Multi-Customer Hosting” fees set forth above, the following fees shall apply if more than [*] is used with the Nuance recognition software on an Integrated System:

•	[*]: [*] of the Software License Fees otherwise due and payable hereunder.

•	[*]: [*] of the Software License Fees otherwise due or payable hereunder.

(b) Nuance Vocalizer. Nuance Vocalizer is licensed on a per Port, per language basis. Each additional Vocalizer language is available for a fee of [*]/Port. Such fees are in addition to applicable “International Use” and “Multi-Customer Hosting” fees set forth above. For the avoidance of doubt, the above pricing is valid for Nuance Vocalizer only, and does not extend to third-party text-to-speech engines that Nuance may resell. OEM shall not have the right to license or distribute such third-party text-to-speech engines hereunder unless the Parties subsequently amend the Agreement to provide for such rights.

As an example, the additional fee to use [*] Vocalizer languages with a Minimum Server Pack would be [*] since there is [*] of Vocalizer included with the Minimum Server Pack, and [*] additional languages being used. The additional fee to use [*] Vocalizer languages with an Enhanced Server Pack would be [*] since there are [*] Ports of Vocalizer included with the Enhanced Server Pack, and [*] additional languages being used.

III. Entire Agreement. This Amendment 3 contains all the agreements, representations, and understandings of the parties and supersedes any previous understandings, commitments, or agreements, whether oral or written, with respect to the subject matter of this Amendment 3. This Amendment 3 may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, usage, or custom shall be deemed to amend or modify this Amendment 3.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Nuance and OEM have executed this Amendment 3 on date first written above.

Nuance Communications, Inc.		Vocera Communications, Inc.

By:	/s/ Karen Blasing	By:	/s/ Martin J. Silver
Name:	Karen Blasing	Name	Martin J. Silver
Title:	VP & CFO	Title:	Chief Financial Officer

AMENDMENT 4 TO

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

THIS AMENDMENT 4 (“Amendment 4”) dated as of this 29 day of August, 2005 is an amendment to the Original Equipment Manufacturer Agreement dated April 25, 2002 (as amended by Amendments 1, 2 and 3 dated January 2, 2003, December 7, 2004 and April 5, 2005, respectively) by and between Nuance Communications, Inc. ,a Delaware corporation having a place of business at 1380 Willow Road, Menlo Park, CA 94025 (“Nuance”) and Vocera Communications, a Delaware corps on having a place of business at 20600 Lazaneo Drive, Cupertino, CA 95014 (“OEM”).

WITNESSETH:

WHEREAS, Nuance and OEM entered into that certain Original Equipment Manufacturer Agreement dated April 25, 2002, as amended by Amendments 1, 2 and 3 dated January 2, 2003, December 7, 2004 and April 5, 2005, respectively (collectively, the “Agreement”); and

WHEREAS, Nuance and OEM wish to amend the Agreement as set forth herein.

NOW THEREFORE, Nuance and OEM hereby agree as follows:

I. Definitions. As used herein, all capitalized terms, unless otherwise defined, shall have the meanings set forth in the Agreement

II. Other Terms. Except as expressly set forth herein, all of the terms of the Agreement shall remain in full force and effect. In accordance with Section 16.22 (“Entire Agreement”) of the Agreement, the Agreement is hereby amended as follows:

A.	Exhibit B. Price List.

(1)	The fifth bullet point in the Minimum Server Pack/Restrictions section of Exhibit B (“Price List”) is hereby replaced with the following

•

Pricing for Minimum Server Packs is valid for all language models made generally available by Nuance. See “Multiple Languages” Section below for pricing for Integrated Systems running more than one language.

(2)	The third bullet point in the Enhanced Server Pack/Restrictions section of Exhibit B (“Price List”) is hereby replaced with the following:

•

Pricing for Enhanced Server Packs is valid for all language models made generally available by Nuance. See “Multiple Languages” Section below for pricing for Integrated Systems running more than one language.

(3)	Staging Software. The following is added to the end of Exhibit B (“Price List”):

Staging Software. [*] of the Software license Fees set forth herein for the applicable Software, including, without limitation, International Use fees and Multiple Language fees.

“Staging Software” shall mean Software licensed by OEM hereunder for use by an End User only for internal testing purposes. OEM shall specify any Staging Software it licensee from Nuance in the applicable Monthly Report. OEM shall the right to allow the applicable End User (as specified in the Monthly Report) to use such Staging Software, as incorporated into the Integrated System, only for internal testing purposes, subject to all the terms and conditions of the Agreement. OEM shall not, and shall not permit others

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to, use the Stating Software for any other purpose, including without limitation, using the Staging Software in a production environment, or for additional system capacity.

III. Entire Agreement. This Amendment 4 contains all the agreements, representations, and understandings of the parties and supersedes any previous understanding, commitments, or agreements, whether oral or written, with respect to the subject matter of this Amendment 4. This Amendment 4 may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, usage, or custom shall be deemed to amend or modify this Amendment 4.

IN WITNESS WHEREOF, Nuance and OEM have executed this Amendment 4 on date first written above.

Nuance Communications, Inc.		Vocera Communications

By:	/s/ Karen Blasing	By:	/s/ Martin J. Silver
Name:	Karen Blasing	Name	Martin J. Silver
Title:	VP & CFO	Title:	Chief Financial Officer

AMENDMENT 5 TO

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

THIS AMENDMENT 5 (“Amendment 5”) dated as of this 4 day of April 2006 is an amendment to the Original Equipment Manufacturer Agreement dated April 25, 2002 (as amended by Amendment 1, dated January 2, 2003, Amendment 2 dated December 7, 2004, Amendment 3 dated April 5, 2005, and Amendment 4 dated August 29, 2005) by and between Nuance Communications, Inc., a Delaware corporation having a place of business at 1380 Willow Road, Menlo Park, CA 94025 (“Nuance”) and Vocera Communications, a Delaware corporation having a place of business at 20600 Lazaneo Drive, Cupertino, CA 95014 (“OEM”).

WITNESSETH:

WHEREAS, Nuance and OEM entered into that certain Original Equipment Manufacturer Agreement dated April 25, 2002, as amended by Amendments 1 through 4 as listed above (collectively, the “Agreement”); and

WHEREAS, Nuance and. OEM wish to amend the Agreement as set forth herein.

NOW THEREFORE, Nuance and OEM hereby agree as follows:

I. Definitions. As used herein, all capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

II. Other Terms. Except as expressly set forth herein, all of the terms of the Agreement shall remain in full force and effect. In accordance with Section 16.22 of the Agreement, the Agreement is hereby amended as follows:

Exhibit A. Software Pricing. The following is added to the end of Section I(A) of Exhibit A (“Software Pricing”):

With respect to OEM’s licensing and distribution of its Voice Messaging Interface (NMI”) Integrated System, OEM shall be deemed to have complied with its obligation, set forth in the Agreement, with respect to applications involving informational retrieval from personal and/or corporate backend databases by way of voice database queries (see Exhibit A, Section I(A)(4) if OEM includes the following, or its substantial equivalent, in OEM’s End. User License Agreements (except as to End Users for whom the appropriate fee, specified in. the Agreement, is paid to Nuance):

Licensee may not use the voice recognition technology which is included in Vocera products to implement voice database queries to personal and/o corporate backend databases.

III. Entire Agreement. This Amendment 5 contains all the agreements, representations, and understandings of the parties and supersedes and previous understandings, commitments, or agreements, whether oral or written, with respect to the subject matter of this Amendment 5. This Amendment 5 may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, usage, or custom shall be deemed to amend or modify this Amendment 3.

IN WITNESS WHERE, Nuance and OEM have executed this Amendment 5 on the date first written above.

Nuance Communications, Inc.		Vocera Communications, Inc.

By:	/s/ Steven. G. Chambers	By:	/s/ Martin J. Silver
Name:	Steven G. Chambers	Name	Martin J. Silver
Title:	President	Title:	Chief Financial Officer